Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of March 6, 2019 (the “Effective Date”), by and among City Bank, Texas (the “Company”), Cory Newsom (the “Executive”), and South Plains Financial, Inc. (the “Parent”).

WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer, subject to the terms and conditions of this Agreement; and

WHEREAS, the Parent desires to employ the Executive as its President, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Parent, and the Executive hereby agree as follows:

1. Employment and Duties.

(a) General.  The Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”) and as President of the Parent, reporting to the Parent’s board of directors (the “Parent Board”).  The Executive shall have the duties and responsibilities commensurate with the duties and responsibilities of persons in similar capacities in similarly sized companies, and such other duties and responsibilities as may be reasonably assigned to the Executive from time to time by the Board that are consistent with the Executive’s position as President and Chief Executive Officer of the Company and President of the Parent.  The Executive’s principal place of employment shall be Lubbock, Texas.

(b) Exclusive Services.  For so long as the Executive is employed by the Company and the Parent (collectively, the “Employer”), the Executive shall devote substantially all of the Executive’s business time (excluding periods of vacation and paid time off and other approved leaves of absence) to the Executive’s duties hereunder.  Notwithstanding the foregoing, the Executive may (A) serve on corporate boards, provided the Executive receives prior permission from the Board; (B) serve on civic, children sports organization or charitable boards without remuneration therefor; (C) participate in charitable, civic, educational, professional, community or industry affairs; and (D) manage the Executive’s or his family’s personal investments and businesses; provided that such activity does not materially interfere with the Executive’s performance of his duties under this Agreement or create a potential business conflict.

(c) Board Service.  During the Term: (i) the Board shall nominate the Executive for re-election as a member of the Board at the expiration of each then-current term; and (ii) the Parent shall nominate the Executive for re-election as a member of the Parent Board at the expiration of each then-current term.

(d) Dodd-Frank Act, Sarbanes-Oxley and Other Applicable Law Requirements.  The Executive agrees (i) to abide by any compensation recovery, recoupment, anti-hedging, or other policy applicable to executives of the Employer and its affiliates that is hereafter adopted by the Board, the Parent Board or a duly authorized committee thereof to comply with applicable law as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), or other applicable law; and (ii) that the terms and conditions of this Agreement shall be deemed automatically and unilaterally amended to the minimum extent necessary to ensure compliance by the Executive and this Agreement with such policies, the Dodd-Frank Act, Sarbanes-Oxley, and any other applicable law.

2. Term of Employment.  The Executive’s employment shall be covered by the terms of this Agreement, effective as of Effective Date, and shall continue for a period of three (3) years (“Term”), unless this Agreement (and the Executive’s employment hereunder) is otherwise terminated as set forth in this Agreement.  Thereafter, this Agreement shall automatically renew thereafter for subsequent periods of three (3) years (“Renewal Term”), unless either party provides written notice to the other at least ninety (90) days prior to the end of the Term (or any Renewal Term thereafter) or unless this Agreement (and the Executive’s employment hereunder) is otherwise terminated as set forth in this Agreement.

3. Compensation and Benefits.  Subject to the provisions of this Agreement and the prohibition in Section 3(o), the Employer shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a) Base Salary.  The Employer shall pay to the Executive an annual salary (the “Base Salary”) of not less than $630,000, payable in substantially equal installments at such intervals as may be determined by the Employer in accordance with the Employer’s then-current ordinary payroll practices as established from time to time, but not less frequently than monthly.  The Base Salary shall be reviewed in good faith by the Compensation Committee of the Parent Board, or in the absence thereof, the Parent Board (the “Committee”), based upon the Executive’s performance, not less often than annually, and may be increased, but not decreased, from time to time by the Parent Board.

(b) Annual Bonus.  For each calendar year during the Term, the Executive shall be eligible for a performance-based cash bonus, measured against the criteria set forth on Attachment 1 (or such other criteria as may be mutually agreed upon by the Executive and the Parent Board), with a target of fifty percent (50%) of Executive’s Base Salary (the “Annual Target Bonus”), and a maximum not exceeding seventy-five percent (75%) of Executive’s Base Salary.  To the extent the performance criteria are satisfied, such bonus will be considered earned as of December 31 of the calendar year to which the bonus is attributable, and will be paid in a lump sum no later than March 15th of the calendar year that immediately follows the calendar year to which the bonus is attributable.

(c) Annual Equity Awards.  Contingent upon the effectiveness of a Form S-1 Registration Statement with respect to the Parent’s common stock, the Parent shall grant to the Executive, on an annual basis, an annual incentive stock option award with the shares subject to such option having a grant date fair value approximately equal to thirty-five percent (35%) of the Base Salary, subject to the terms and conditions set forth in the award agreement(s) in substantially the form attached hereto as Exhibit A.  Such grant shall occur at the beginning of each fiscal year and shall contain a vesting schedule that is no less favorable than a vesting period of four (4) years, with twenty-five percent (25%) vesting upon the first anniversary of the date of grant and the remainder vesting pro rata on a monthly basis over the next three years; however, with respect to the stock option that is to be granted on March 20, 2019, service credit shall be applied from January 1, 2019 for purposes of vesting.

(d) Employee Benefits.  In addition to the benefits set forth in this Agreement, the Executive shall be entitled to participate in all employee benefit arrangements that the Employer may offer to its executives of like status from time to time, and as may be amended from time to time.

(e) Vacation; Sick Leave.  The Executive shall be entitled to annual paid vacation in accordance with the Employer’s policy applicable to senior executives, but in no event less than four (4) weeks per calendar year (as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Employer.  The Executive shall be entitled to annual paid sick leave in accordance with the Employer’s policy applicable to senior executives; provided, however, that the number of days of annual paid sick leave afforded to the Executive may not be reduced below the number in effect on the Effective Date without the Executive’s prior written consent.  At the end of each calendar year, all such unused and accrued paid sick leave shall be paid in cash.

(f) Paid Time Off.  The Executive shall be entitled to at least five days of paid time off per calendar year (as prorated for partial years), or such greater number of days as may be specified in the Employer’s policy applicable to senior executives.

(g) Perquisites.  The Employer shall provide to the Executive all employee and executive perquisites which other senior executives of the are generally entitled to receive, in accordance with Employer policy.  Additionally, the Employer shall (i) pay or reimburse the Executive for all of the Executive’s country club membership dues and expenses; and (ii) provide the Executive with an automobile, which includes the right to use the automobile for private purposes.

(h) Expenses.  The Executive shall be entitled to reimbursement of business and entertainment expenses that are incurred in the ordinary course of business, in accordance with the applicable expense reimbursement policies and procedures of the Employer as in effect from time to time.

(i) Supplemental Executive Retirement Plan.  The Nonqualified Deferred Compensation Plan (including all agreements and documents ancillary thereto) entered into between the Company and the Executive as of January 1, 2008, shall continue in effect in accordance with its terms.

(j) Bank Owned Life Insurance.  All bank owned life insurance policies currently provided by the Company for the benefit of the Executive or his estate shall continue in effect in accordance with their terms.

(k) Restricted Stock Units.  On March 20, 2019, the Parent shall grant stock-settled restricted stock units to the Executive having a grant date fair market value of $1,000,000 (the “RSUs”).  The RSUs shall be granted pursuant to an award agreement in substantially the form attached hereto as Exhibit B, and contain a vesting schedule such that twenty-five percent (25%) of the RSUs shall become vested and immediately convert to common stock of the Parent upon each of the 1st, 2nd, 3rd and 4th anniversaries of the date of grant.  And to the extent the fair market value of the RSUs on the respective 1st, 2nd, 3rd and 4th anniversaries of the date of grant have increased since March 20, 2019, then with respect to each vesting tranche the Employer shall pay the Executive a full tax-gross on such positive spread, if any, payable at the time such RSUs vest.  Each such tax gross-up shall be paid in the form of cash, common stock, or a combination of both, at the election of the Executive.  The grant subject to this Section shall be automatically forfeited for no consideration to the extent a Form S-1 Registration Statement covering the Parent’s common stock is not effectuated within one year from the Effective Date.

(l) Employee Stock Ownership Plan.  To the extent that the Executive’s benefits under any employee stock ownership plan of the Employer are capped for any given calendar year by applicable law, rule, or regulation at an amount less than what the Executive would otherwise be entitled to receive under the terms of such plan (the “Plan Amount”), the Employer shall pay the Executive in cash the value of the difference obtained by subtracting the value of the contribution actually made by the Employer for such calendar year from the Plan Amount.  Such cash value shall be paid in the form of a lump sum no later than March 15th of the calendar year that immediately follows the end of such calendar year.

(m) Attorneys’ Fees.  The Employer shall pay all of the reasonable professional fees and expenses incurred by the Executive in the negotiation and preparation of this Agreement and related arrangements.

(n) Indemnification.  To the fullest extent permitted by the indemnification provisions of the Articles of Incorporation and Bylaws of the Employer in effect from time to time and the indemnification provisions of the corporate statute of the jurisdiction of the Employer’s incorporation in effect from time to time (collectively the “Indemnification Provisions”), and in each case subject to the conditions thereof, the Employer shall (i) indemnify the Executive, as a director and officer of the Employer or a trustee or fiduciary of an employee benefit plan of the Employer against all liabilities and reasonable expenses that the Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was a director or officer of the Employer or a trustee or fiduciary of such employee benefit plan, and against which the Executive may be indemnified by the Employer, and (ii) pay for or reimburse the reasonable expenses incurred by the Executive in the defense of any proceeding to which the Executive is a party or in which the Executive is called as a witness or otherwise becomes involved because the Executive is or was a director or officer of the Employer or a trustee or fiduciary of such employee benefit plan.  The rights of the Executive under the Indemnification Provisions shall survive the termination of the employment of the Executive by the Employer.  To the extent that the Employer maintains a directors’ and officers’ liability insurance policy (or policies), or an errors and omissions liability insurance policy (or policies), in place covering individuals who are current or former officers or directors of the Employer, the Executive shall be entitled to coverage under such policies on the same terms and conditions (including, without limitation, with respect to scope, exclusions, amounts and deductibles) as are available to other senior executives of the Employer, while the Executive is employed with the Employer and thereafter until the sixth anniversary of the Executive’s termination date.  Nothing in this Agreement shall require the Employer to purchase or maintain any such insurance policy.  The Parent shall enter into an Indemnification Agreement with the Executive in such form as is reasonably acceptable to the Executive.  This provision is in addition to any other rights of indemnification the Executive may have.

(o) Prohibition on Payments.  Notwithstanding anything in this Agreement to the contrary, the Employer will not be required to pay any benefit under this Agreement if, upon the advice of counsel, the Employer determines that the payment of such benefit would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Employer or any of its affiliates.

4. Rights Upon a Termination of the Executive’s Employment.  Any termination payments made and benefits provided under this Agreement to the Executive shall be in addition to any termination or severance payments or benefits for which the Executive may be eligible under any other agreement between the Employer and the Executive and any of the plans, policies, or programs of the Employer or its affiliates.

(a) Termination of Employment by the Employer for Cause or by the Executive Without Good Reason.  If the Executive’s employment is terminated by the Employer for Cause, or the Executive voluntarily terminates the Executive’s employment without Good Reason, then the Executive shall receive the following from the Employer: (i) any unpaid Base Salary accrued through the termination date, (ii) a lump sum payment for any accrued but unused vacation pay, sick leave, and paid time off, (iii) rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and (iv) a lump sum payment for any previously unreimbursed business expenses incurred by the Executive on behalf of the Employer during the term of the Executive’s employment (collectively, such (i) through (iv) being the “Accrued Rights”).

(i) For purposes of this Agreement, the term “Cause” shall mean a termination by the Employer of the Executive’s employment because of: (A) any act or omission that constitutes a material breach by the Executive of any of the Executive’s obligations under this Agreement; (B) the Executive’s conviction of, or plea of nolo contendere to, (1) any felony or (2) another crime involving dishonesty or moral turpitude; (C) the Executive’s engaging in any willful misconduct, willful act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is materially injurious to the Employer or any of its subsidiaries or affiliates; (D) the Executive’s willful and material breach of a written policy of the Employer or the rules of any governmental or regulatory body applicable to the Employer that is materially injurious to the Employer; and (E) the Executive’s willful and repeated refusal to follow the lawful and ethical directions of the Board or the Parent Board, which directions are consistent with normal business practice and not inconsistent with this Agreement and the Executive’s responsibilities hereunder.  Notwithstanding anything in this Section 4(a)(i), no event or condition described in Sections 4(a)(i)(A), (C), (D), or (E) shall constitute Cause unless (x) within ninety (90) days from the Parent Board first acquiring actual knowledge of the existence of the Cause condition, the Parent Board provides the Executive written notice of its intention to terminate the Executive’s employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of the Executive’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Executive has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Parent Board, by a two-thirds (2/3) vote of its members (excluding the Executive if he is a member of the Parent Board) terminates the Executive’s employment with the Employer immediately following expiration of such sixty-day (60) period.  For purposes of this Section 4(a)(i), any attempt by the Executive to correct a stated Cause shall not be deemed an admission by the Executive that the Parent Board’s assertion of Cause is valid.

(ii) For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events, as determined in the reasonable discretion of the Parent Board:

(A) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Employer or any Affiliate, or (y) any corporation owned, directly or indirectly, by the shareholders of the Parent in substantially the same proportions as their ownership of the Parent’s common stock, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Parent or the Company representing 50% or more of the total voting power represented by the Parent’s or the Company’s then outstanding voting securities;

(B) The sale or disposition by the Parent or the Company of all or substantially all of the Parent’s or the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Parent or the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Parent at the time of the sale;

(C) A change in the composition of the Parent Board during any twelve (12) consecutive month period the result of which is that fewer than a majority of the members of the Parent Board are Incumbent Directors.  For this purpose, “Incumbent Directors” are members of the Parent Board on the Effective Date; provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Parent Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Parent Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(D) A merger or consolidation of the Parent or the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Parent or the Company, respectively, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Parent or the Company, respectively, or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(iii) For purposes of this Agreement, the term “Good Reason” shall mean a voluntary termination by the Executive of the Executive’s employment because of: (A) the Executive’s Base Salary is reduced by more than ten percent (10%) below Executive’s Base Salary in effect at any time during the preceding twelve (12) months; (B) a material diminution in the nature or scope of the Executive’s title, authority, duties, benefits, perquisites, or responsibilities from those applicable to the Executive as of the Effective Date, or the assignment by the Employer to the Executive of any duties inconsistent with his position as set forth in Section 1(a); (C) the Employer requiring the Executive to be based at any office or location more than ten (10) miles from Lubbock, Texas; (D) a material breach by the Employer of any term or provision of this Agreement or (E) the failure of the Employer to assign this Agreement to a successor to the Employer or the failure of a successor to the Employer to explicitly assume and agree to be bound by this Agreement.  No event or condition described in this Section 4 shall constitute Good Reason unless, (x) within ninety (90) days from the Executive first acquiring actual knowledge of the existence of the Good Reason condition described in this Section 4(a)(iii), the Executive provides the Parent Board written notice of the Executive’s intention to terminate the Executive’s employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Parent Board within thirty (30) days of the Parent Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Parent Board has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Executive terminates the Executive’s employment with the Employer immediately following expiration of such thirty-day (30) period.  For purposes of this Section 4(a)(iii), any attempt by the Parent Board to correct a stated Good Reason shall not be deemed an admission by the Parent Board that the Executive’s assertion of Good Reason is valid.

(iv) For purposes of this Agreement, the term “Protection Period” shall mean the twenty-four (24) month period following a Change in Control, or at any time prior to a Change in Control if such termination occurs at the request of any third party participating in or causing the Change in Control or otherwise in connection with such Change in Control.

(b) Termination of Employment by the Employer Without Cause or by the Executive for Good Reason.

(i) Outside of the Protection Period.  If (1) the Executive’s employment is terminated by the Employer without Cause or the Employer elects not to renew the Executive’s employment under Section 2, or (2) the Executive’s employment is terminated by the Executive for Good Reason (whether as a termination or a non-renewal by the Executive under Section 2), and such termination occurs other than during the Protection Period, then the Executive shall receive the following from the Employer:  (i) the Accrued Rights, (ii) two times (2x) the Executive’s Base Salary, (iii) two times (2x) the Executive’s Annual Target Bonus, (iv) full accelerated vesting of the Executive’s outstanding and unvested time-based equity and any phantom equity awards, (v) full accelerated vesting of the Executive’s outstanding and unvested performance-based equity and any phantom equity awards, with the vesting of such awards deemed to occur at target levels, and (vi) a lump sum amount equal to twenty-four (24) months’ worth of the monthly premium payment to continue the Executive’s (and the Executive’s family’s) existing group health, dental coverage and vision, calculated under the applicable provisions of COBRA, and calculated without regard to whether the Executive actually elects such continuation coverage, and provided further that the Employer shall gross-up the amounts paid to the Executive for such COBRA Benefits to cover any taxes owed by the Executive on such amounts, so that the Executive is in the same position as if he were not subject to such taxes (the “NP COBRA Benefits”) (collectively, (ii) through (vi) being the “Non-Protection Period Severance Benefits”).  The Non-Protection Period Severance Benefits shall be paid to the Executive in a lump sum cash payment no later than the sixty-first (61st) day immediately following the date of termination, except that such payment shall be delayed to the minimum extent necessary to comply with Section 409A.

(ii) During the Protection Period.  If (1) the Executive’s employment is terminated by the Employer without Cause or the Employer elects not to renew the Executive’s employment under Section 2 or (2) the Executive’s employment is terminated by the Executive for Good Reason (whether as a termination or a non-renewal by the Executive under Section 2), and such termination occurs during the Protection Period, then the Executive shall receive the following from the Employer:  (i) the Accrued Rights, (ii) three times (3x) the Executive’s Base Salary, (iii) three times (3x) the Executive’s Annual Target Bonus, (iv) full accelerated vesting of the Executive’s outstanding and unvested time-based equity and any phantom equity awards, (v) full accelerated vesting of the Executive’s outstanding and unvested performance-based equity and any phantom equity awards, with the vesting of such awards deemed to occur at target levels, and (vi) a lump sum amount equal to thirty-six (36) months’ worth of the monthly premium payment to continue the Executive’s (and the Executive’s family’s) existing group health, dental coverage and vision, calculated under the applicable provisions of COBRA, and calculated without regard to whether the Executive actually elects such continuation coverage, and provided further that the Employer shall gross-up the amounts paid to the Executive for such COBRA Benefits to cover any taxes owed by the Executive on such amounts, so that the Executive is in the same position as if he were not subject to such taxes (the “PP COBRA Benefits”) (collectively, (ii) through (vi) being the “Protection Period Severance Benefits” and, together with the Non-Protection Period Severance Benefits, the “Severance Benefits”).  The Protection Period Severance Benefits shall be paid to the Executive in a lump sum cash payment no later than the sixty-first (61st) day immediately following the date of termination, except that such payment shall be delayed to the minimum extent necessary to comply with Section 409A.

(c) Disability.  If the Executive’s employment is terminated due to the Executive’s Disability, then the Executive shall receive the following from the Employer: (i) the Accrued Rights, (ii) two times (2x) the Executive’s Base Salary, (iii) two times (2x) the Executive’s Annual Target Bonus, (iv) full accelerated vesting of the Executive’s outstanding and unvested time-based equity and any phantom equity awards, (v) full accelerated vesting of the Executive’s outstanding and unvested performance-based equity and any phantom equity awards, with the vesting of such awards deemed to occur at target levels, and (vi) the NP COBRA Benefits (collectively, (ii) through (vi) being the “Disability Benefits”); however, if the Executive is entitled to disability benefits pursuant to an Employer-sponsored disability insurance policy, then any amounts owed to the Executive under subsections (ii) and (iii) shall be reduced on a dollar-for-dollar basis by the amount the Executive is entitled to from such disability insurance policies.  The Disability Benefits shall be paid to the Executive in a lump sum cash payment no later than the sixty-first (61st) day immediately following the date of termination.

For purposes of this Agreement, “Disability” means the inability of the Executive to have performed his material duties hereunder due to a physical or mental injury, infirmity or incapacity for 180 days (including weekends and holidays) in any 365-day period. The existence or nonexistence of a physical or mental injury, infirmity or incapacity shall be determined by an independent physician mutually agreed to by the Employer and the Executive (provided that neither party shall unreasonably withhold its agreement).

(d) Death.  If the Executive’s employment is terminated due to the Executive’s death, then the Executive’s estate shall receive (i) the Accrued Rights, (ii) full accelerated vesting of the Executive’s outstanding and unvested time-based equity and any phantom equity awards, (iii) full accelerated vesting of the Executive’s outstanding and unvested performance-based equity and any phantom equity awards, with the vesting of such awards deemed to occur at target levels, and (iv) any earned but unpaid bonus (collectively, (ii), (iii), and (iv) being the “Death Benefits”).  The Death Benefits shall be paid to the Executive’s estate in a lump sum cash payment no later than the sixty-first (61st) day immediately following the date of termination.

(e) No Continued Benefits Following Termination.  Unless otherwise provided in this Agreement, contemplated by another agreement between the Executive and the Employer, or contemplated by Employer policy, or as otherwise required by law, all compensation, equity plans, and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive’s employment with the Employer under the terms of this Agreement.

(f) Resignation from Directorships, Officerships and Fiduciary Titles.  Unless otherwise agreed by the Employer and the Executive, the termination of the Executive’s employment for any reason shall constitute the Executive’s immediate resignation from (i) any officer or employee position the Executive has with the Employer, unless mutually agreed upon by the Executive and the Parent Board; (ii) any position on the Board and/or the Parent Board; and (iii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Employer.  The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(g) Waiver and Release.  Notwithstanding any other provisions of this Agreement to the contrary, the Employer shall not make or provide the Severance Benefits under this Section 4 unless the Executive timely executes and delivers to the Employer a general release (which shall be provided by the Employer not later than five (5) days from the date on which the Executive’s employment is terminated and be substantially in the form attached hereto as Exhibit C, the “Waiver and Release”), and such Waiver and Release remains in full force and effect, has not been revoked and is no longer subject to revocation, within sixty (60) calendar days after the date of termination.  If the requirements of this Section 4(g) are not satisfied by the Executive (or the Executive’s estate or legally appointed personal representative), then no Severance Benefits shall be due to the Executive (or the Executive’s estate) pursuant to this Agreement.

(h) Notice of Termination.  Any termination of employment by the Employer or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 8(k) of this Agreement.  In the event of a termination by the Employer for Cause or by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specify the date of termination.  The failure by the Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Employer, respectively, hereunder or preclude the Executive or the Employer, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Employer’s rights hereunder.

5. Non-Competition, Non-Solicitation and Confidentiality.  As a condition to continued employment, the Executive shall execute the Non-Competition, Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit D (the “Restrictive Covenants”).  Any material breach by the Executive of the Executive’s obligations under the Restrictive Covenants shall constitute a material breach of this Agreement.  In the event that any other agreement between the Employer and the Executive contains any non-competition, non-solicitation, or confidentiality covenant, the Restrictive Covenants set forth in this Agreement shall control, and any other non-competition, non-solicitation, or confidentiality covenant contained in any other agreement between the Employer and the Executive shall be deemed satisfied by compliance with the Restrictive Covenants set forth in this Agreement.

6. Section 280G Payments.

(a) Subject to Section 6(e), below, if during the term of the Executive’s employment there is a change in ownership or control of the Parent that causes any payment or distribution by the Company or the Parent to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, being the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross‑Up Payment”) in an amount such that after payment by the Executive of all taxes, including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross‑Up Payment, the Executive will retain an amount of the Gross‑Up Payment equal to the Excise Tax imposed upon the Payments.  The Gross-Up Payment shall be paid to the Executive no later than the end of the taxable year next following the taxable year in which the Executive remits the taxes related to the Gross-Up Payment.

(b) Determination of the Gross‑Up Payment.  Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross‑Up Payment is required and the amount of such Gross‑Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm or nationally recognized law firm designated by the Parent and reasonably acceptable to the Executive (the “280G Firm”), which shall provide detailed supporting calculations both to the Parent and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment with respect to which the Executive in good faith believes a Gross‑Up Payment may be due under this Section 6, or such earlier time as is requested by the Parent.  All fees and expenses of the 280G Firm shall be borne solely by the Employer.  Any Gross‑Up Payment, as determined pursuant to this Section 6, shall be paid by the Employer to the Executive within five days of the later of (i) the due date for the payment of any Excise Tax and (ii) the receipt of the 280G Firm’s determination.  Any determination by the 280G Firm shall be binding upon the Employer  and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the 280G Firm hereunder, it is possible that Gross‑Up Payments which will not have been made by the Employer should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Employer exhausts its remedies pursuant to Section 6(c) and the Executive thereafter is required to make a payment of any Excise Tax, the 280G Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to the Executive or for the Executive’s benefit.  The previous sentence shall apply equally to any overpayment of a Gross‑Up Payment.

(c) Procedures.  The Executive shall notify the Parent Board in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross‑Up Payment.  Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Parent Board of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30‑day period following the date on which it gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Parent Board notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Parent Board any information reasonably requested by the Parent relating to such claim;

(ii) take such action in connection with contesting such claim as the Parent shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Parent;

(iii) cooperate with the Parent in good faith in order to effectively  contest such claim; and

(iv) permit the Parent to participate in any proceedings relating to such claim;

provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after‑tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this Section 6(c), the Parent Board shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Parent Board shall determine; provided, however, that if the Parent Board directs the Executive to pay such claim and sue for a refund, to the extent permitted by law, the Employer shall advance the amount of such payment to the Executive on an interest-free basis (which shall offset, to the extent thereof, the amount of Gross‑Up Payment required to be paid) and shall indemnify and hold the Executive harmless, on an after‑tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Parent Board’s control of the contest shall be limited to issues with respect to which a Gross‑Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) Refund.  If, after the receipt by the Executive of an amount advanced by the Employer pursuant to Section 6(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Parent Board complying with the requirements of Section 6(c)) promptly pay to the Employer, as applicable, the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the Executive receives an amount advanced by the Employer pursuant to Section 6(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Employer does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross‑Up Payment required to be paid.

(e) Gross-Up Replaced with Net Better.  Upon the fifth anniversary of the Effective Date, Sections 6(a)-(d) of this Agreement shall immediately and automatically have no further force and effect with respect to a Change in Control of the Parent occurring on or after such fifth anniversary.  Immediately thereafter, and notwithstanding  anything  in  this  Agreement  to  the contrary, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code, and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Employer or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Employer and/or such person(s) will be $1.00 less than three (3) times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better “net after-tax position” to the Executive (taking into account any applicable excise tax under Section 4999  of  the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in  time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as  to  whether any  such  reduction in  the  amount of  the  payments and benefits provided hereunder is necessary shall be made applying principles, assumptions and procedures consistent with Section 280G of the Code by the 280G Firm.  In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm, the Employer may retain the services of an independent valuation expert. If a reduced payment or benefit is made or  provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Employer (or its affiliates) used in determining if a “parachute payment” exists, exceeds $1.00 less than three (3) times the Executive’s base amount, then the  Executive shall immediately repay such  excess to  the Employer upon notification that an overpayment has been made.   Nothing in this Section 6 shall require the Employer to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.

7. Section 409A of the Code.  This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code.  To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code.  Notwithstanding any other provision in this Agreement to the contrary, the Employer shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code.  Further:

(a) Any reimbursement of any costs and expenses by the Employer to the Executive under this Agreement shall be made by the Employer in no event later than the close of the Executive’s taxable year following the taxable year in which the cost or expense is incurred by the Executive.  The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(b) Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six-month (6) period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.

(c) Each payment that the Executive may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.

(d) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

8. Miscellaneous.

(a) Defense of Claims.  The Executive agrees that, during the Term and for a period of twelve (12) months following the Executive’s separation, upon reasonable request from the Employer and at such times and places as are reasonably acceptable to the Executive, the Executive will reasonably cooperate with the Employer in the defense of any claims or actions that may be made by or against the Employer that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Employer in such claim or action. The Employer agrees to promptly reimburse the Executive for all of the Executive’s reasonable legal fees, travel and other direct expenses incurred, or to be reasonably incurred, and, if the Executive is no longer employed with the Employer, to compensate the Executive (at a pro rata hourly rate calculated based on the Executive’s salary at the time of the Executive’s separation) for the Executive’s time to comply with the Executive’s obligations under this Section 8(a).

(b) Source of Payments.  All payments provided under this Agreement, other than payments made pursuant to a plan or agreement which provides otherwise, shall be paid in cash from the general funds of the Employer, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment.  The Executive shall have no right, title or interest whatsoever in or to any investments which the Employer may make to aid the Employer in meeting its obligations hereunder.  To the extent that any person acquires a right to receive payments from the Employer hereunder, such right shall be no greater than the right of an unsecured creditor of the Employer.

(c) Amendment, Waiver.  This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(d) Entire Agreement.  This Agreement, the Exhibits attached hereto, and the agreements referenced herein are the entire agreements and understandings of the parties hereto with respect to the matters covered herein and therein, and they supersede all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof and thereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

(e) Governing Law/Venue.  This Agreement shall be performable, governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of laws principles thereof.  Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Lubbock County, Texas, for the purposes of any proceeding arising out of or based upon this Agreement.

(f) No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(g) Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(h) Specific Performance/Injunctive Relief.  In the event of the Executive’s breach or violation of any of the Restrictive Covenants contained in Exhibit D, the parties agree that, in addition to any other remedies it may have, the Employer shall be entitled to seek equitable relief for specific performance.

(i) No Assignment.  Neither this Agreement nor any rights or duties hereunder shall be assignable or delegable by a party hereto without the prior written consent of the other party hereto.  Any purported assignment or delegation by a party in violation of the foregoing shall be null and void ab initio and of no force and effect.  Notwithstanding the prior two sentences, this Agreement may be assigned by the Employer to a person or entity which is a successor in interest to substantially all of the business operations of the Employer provided that upon such assignment, the rights and obligations of the Employer hereunder shall become the rights and obligations of such successor person or entity.

(j) Successors; Binding Agreement.  Upon the death of the Executive, this Agreement shall be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and/or legatees.

(k) Notices.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Employer:	Board of Directors
South Plains Financial, Inc.
5219 City Bank Parkway
Lubbock, Texas 79407
Attn: Curtis Griffith, Chairman

With a Copy to:	Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attn: Heather Eastep and Anthony Eppert

If to the Executive:	At the address shown in the records of the Employer

With a Copy to:	Winstead PC
401 Congress Avenue, Suite 2100
Austin, Texas 78701
Attn: Alex R. Allemann

(l) Withholding of Taxes.  The Employer may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation.

(m) Headings.  The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Agreement or of any particular section.

(n) Construction.  Whenever the context so requires herein, the masculine shall include the feminine and neuter, and the singular shall include the plural.  The words “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive.

(o) Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(p) Survival.  This Agreement shall terminate upon the termination of employment of the Executive; however, the following shall survive the termination of the Executive’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 3(n) (“Indemnification”), Section 4 (“Rights Upon a Termination of the Executive’s Employment”) and its corresponding Exhibit C, Section 5 (“Non-Competition, Non-Solicitation and Confidentiality”) and its corresponding Exhibit D, Section 8(a) (“Defense of Claims”), Section 8(d) (“Entire Agreement”), Section 8(e) (“Governing Law/Venue”), Section 8(h) (“Specific Performance/Injunctive Relief”), Section 8(j) (“Successors/Binding Agreement”), Section 8(k) (“Notices”),  and this Section 8(p) (“Survival”).

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

EXECUTIVE:		CITY BANK, TEXAS:

Signature:	/s/ Cory T. Newsom	By:	/s/ Curtis C. Griffith

Print Name:	Cory Newsom	Its:	Chairman

Date:	March 20, 2019	Date:	March 20, 2019

SOUTH PLAINS FINANCIAL, INC.:

Signature:	Curtis C. Griffith

Its:	Chairman

Date:	March 20, 2019

EXHIBIT A

FORM OF INCENTIVE STOCK OPTION AWARD

[Attach a copy]

EXHIBIT B
FORM OF RESTRICTED STOCK UNIT AWARD

[Attach a copy]

EXHIBIT C
CITY BANK, TEXAS
WAIVER AND RELEASE

THIS WAIVER AND RELEASE AGREEMENT (this “Waiver and Release”) is made and entered into by and between City Bank, Texas and South Plains Financial, Inc. (collectively, the “Employer”) and Cory Newsom (“Executive”), each referred to collectively as the “Parties”, and individually as “Party.”

WHEREAS, the Employer and the Executive are parties to a certain Employment Agreement dated March 20, 2019 (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, in consideration of the right to receive the Severance Benefits (as defined in the Employment Agreement), Executive must sign, return and not revoke this Agreement;

WHEREAS, the Employer has executed and delivered this Agreement to Executive for the Executive’s review and consideration as of ______________ the (“Delivery Date”); and

WHEREAS, Executive and the Employer each desire to settle all matters related to Executive’s employment by the Employer.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in the Employment Agreement and in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows:

1. Termination of Employment. The Parties agree that Executive’s employment relationship with the Employer, including all other offices and positions Executive has with the Employer and all of its subsidiaries, affiliates, joint ventures, partnerships or any other business enterprises, as well as any office or position as a fiduciary or with any trade group or other industry organization which he holds on behalf of the Employer or its subsidiaries or affiliates, shall be automatically terminated effective at ______________ on the ______________ (the “Termination Date”).

2. Release of Employer. In consideration for the right to receive the Severance Benefits in accordance with the terms of the Employment Agreement and the mutual promises contained in the Employment Agreement and in this Waiver and Release, Executive (on behalf of the Executive, the Executive’s heirs, administrators, representatives, executors, successors and assigns) hereby releases, waives, acquits and forever discharges the Employer, its predecessors, successors, parents, shareholders, subsidiaries, assigns, agents, current and former directors, officers, employees, partners, representatives,  and attorneys, affiliated companies, and all persons acting by, through, under or in concert with the Employer (collectively, the “Released Parties”), from any and all demands, rights, disputes, debts, liabilities, obligations, liens, promises, acts, agreements, charges, complaints, claims, controversies, and causes of action of any nature whatsoever, whether statutory, civil, or administrative, that Executive now has or now may have against any of the Released Parties, arising in whole or in part at any time on or prior to the execution of this Waiver and Release, in connection with the Executive’s employment by the Employer or the termination thereof.

EXHIBIT C
This release specifically includes, but is not limited to, any claims of discrimination of any kind, breach of contract or any implied covenant of good faith and fair dealing, tortious interference with a contract, intentional or negligent infliction of emotional distress, breach of privacy, misrepresentation, defamation, wrongful termination, or breach of fiduciary duty; provided, however, that the foregoing release shall not release the Employer from the performance of its obligations under this Waiver and Release.

Additionally, this release specifically includes, but is not limited to, any claim or cause of action arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C.A. §§ 2000 et seq., as amended by the Civil Rights Act of 1991; the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq.; 42 U.S.C. §§ 1981; the Civil Rights Act of 1991, as amended; Texas Commission on Human Rights Act, Texas Labor Code §§ 21.001 et. seq.; Texas Labor Code §§ 451.001 et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq.; the Older Workers Benefit Protection Act of 1990; the Employment Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq.; the Family and Medical Leave Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act; the Rehabilitation Act of 1973;or any other federal, state or local statute or common law cause of action of similar effect regarding employment related causes of action of employees against their employer.

3. Waiver of Certain Claims, Rights or Benefits.  Without in any way limiting the generality of Section 2 of this Waiver and Release, by executing this Waiver and Release and accepting the Severance Benefits, Executive specifically agrees to release all claims, rights, or benefits the Executive may have for age discrimination arising out of or under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., as currently amended, or any equivalent or comparable provision of state or local law, including, but not limited to, the Texas Commission on Human Rights Act.

4. Acknowledgements and Obligations of Executive.

(a) Executive represents and acknowledges that in executing this Waiver and Release, Executive does not rely and has not relied upon any representation or statement made by the Employer, or its agents, representatives, or attorneys regarding the subject matter, basis or effect of this Waiver and Release or otherwise, and that Executive has engaged or had the opportunity to engage an attorney of Executive’s choosing in the negotiation and execution of this Waiver and Release.  Executive acknowledges that Executive has the right to consult with counsel of Executive’s choosing with regard to the review of this Waiver and Release.

(b) EXECUTIVE UNDERSTANDS THAT BY SIGNING AND NOT REVOKING THIS WAIVER AND RELEASE, EXECUTIVE IS WAIVING ANY AND ALL RIGHTS OR CLAIMS WHICH EXECUTIVE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND/OR THE OLDER WORKERS BENEFIT PROTECTION ACT FOR AGE DISCRIMINATION ARISING FROM EMPLOYMENT WITH THE COMPANY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SUE THE COMPANY IN FEDERAL OR STATE COURT FOR AGE DISCRIMINATION.  EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE (i) DOES NOT WAIVE ANY CLAIMS OR RIGHTS THAT MAY ARISE AFTER THE DATE THIS WAIVER AND RELEASE IS EXECUTED; (ii) WAIVES CLAIMS OR RIGHTS ONLY IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH EXECUTIVE IS ALREADY ENTITLED; AND (iii) AGREES THAT THIS WAIVER AND RELEASE IS WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD BY EXECUTIVE AND EXECUTIVE, IN FACT, UNDERSTANDS THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF THIS WAIVER AND RELEASE AND HAS ENTERED INTO THIS WAIVER AND RELEASE KNOWINGLY AND VOLUNTARILY.

EXHIBIT C
(c) Executive acknowledges that the Executive has been fully compensated for all labor and services performed for the Employer and has been reimbursed for all business expenses incurred on behalf of the Employer through the Termination Date, and that the Employer does not owe Executive any expense reimbursement amounts, or wages, including vacation pay or paid time-off benefits.

(d) Notwithstanding anything contained in this Waiver and Release to the contrary, this Waiver and Release does not waive, release, or discharge: (i) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, the Texas Workforce Commission, or other similar federal or state administrative agencies, although Executive waives any right to monetary relief related to any filed charge or administrative complaint; (ii) claims pursuant to the terms and conditions of the federal law known as COBRA or similar state law; (iii) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; (iv) claims for indemnity under any indemnification agreement with the Employer or under its organizational documents, as provided by applicable state law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Employer or its affiliates; (v) any right to file an unfair labor practice charge under the National Labor Relations Act; (vi) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; and (vii) Executive’s right to receive award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program.

(e) Executive acknowledges and agrees that the Employment Agreement, including but not limited to, Sections 8(a), 8(d), 8(e), 8(h), 8(j), 8(k), 8(p), 8(q), and 8(r) of the Employment Agreement and the Non-Competition, Non-Solicitation and Confidentiality Agreement included as its Exhibit D, sets forth certain obligations of the Executive which remain in effect following the Termination Date, and except as expressly set forth herein, nothing in this Waiver and Release shall modify such ongoing obligations, the continued performance of which by Executive are a condition of the Employer’s obligations hereunder.

(f) Executive represents and warrants that Executive has returned to the Employer, by no later than the date Executive executes this Waiver and Release, all Employer property and confidential information, including, without limitation, all expense reports, notes, memoranda, records, documents, employment manuals, credit cards, keys, pass keys, computers, electronic media (including flash drives), office equipment and sales records and data, together with any and all other information or property, no matter how produced, reproduced or maintained, kept by Executive in his possession and pertaining to the business of the Employer.

EXHIBIT C
(g) Executive represents and warrants that, with respect to the Employer’s equity securities, any and all transactions reportable under Section 16 of the Securities Exchange Act of 1934, as amended, that occurred on or prior to the Termination Date have been timely and properly reported by Executive to the Employer in accordance with the Employer’s policies and procedures.

5. Confidentiality.  Executive agrees to keep this Waiver and Release, its terms, and the amount of the Severance Benefits completely confidential; provided, however, that the Executive may reveal such information to the Executive’s attorney, accountants, financial advisor, spouse, or as required by a court of competent jurisdiction, or as otherwise required by law.  Nothing in this Waiver and Release prohibits Executive from reporting possible violations of federal law or regulation to any government agency or entity or making other disclosures that are protected under whistleblower provisions of law.  Executive does not need prior authorization to make such reports or disclosures and is not required to notify the Employer that the Executive has made any such report or disclosure.

6. Defend Trade Secrets Act.  Executive is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is made in: (i)  confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

7. Time Period for Enforceability/Revocation of Agreement.  The Employer’s obligations under this Waiver and Release are contingent upon Executive executing and delivering this Waiver and Release to the Employer.  Executive may take up to [twenty-one (21)/forty-five (45)] days from the Delivery Date (the “Consideration Period”) to consider this Waiver and Release prior to executing it.  Executive may execute and deliver this Waiver and Release at any time during the Consideration Period.  Any changes made to this Waiver and Release after the Delivery Date will not restart the running of the Consideration Period.  Any execution and delivery of this Waiver and Release by Executive after the expiration of the Consideration Period shall be unenforceable, and the Employer shall not be bound thereby.  Executive shall have seven (7) days after execution of this Waiver and Release to revoke (“Revocation Period”) Executive’s consent to this Waiver and Release by executing and delivering a written notice of revocation to the Employer in accordance with the Notice provision of the Employment Agreement.  No such revocation by Executive shall be effective unless it is in writing and signed by Executive and received by the Employer prior to the expiration of the Revocation Period.  Upon delivery of a notice of revocation to the Employer, the obligations of the Parties under this Waiver and Release shall be void and unenforceable, with the exception of Executive’s obligation to keep this Waiver and Release confidential under Section 5 of this Waiver and Release.

8. Effective Date.  This Waiver and Release shall become effective as of the date on which it is executed by Executive, provided that it is also signed by the Employer and provided that Executive does not timely revoke this Waiver and Release in accordance with the provisions of Section 7 of this Waiver and Release.

EXHIBIT C
9. Governing Law, Jurisdiction & Venue.  This Waiver and Release, and any and all interactions between the Parties arising under or resulting from this Waiver and Release, is governed by and construed in accordance with the laws of the State of Texas, exclusive of its choice of law principles.  Each Party irrevocably consents to the personal jurisdiction of the state or federal courts located in Lubbock County, Texas with regard to any dispute arising out of or relating to this Waiver and Release.  All payments due hereunder and all obligations performable hereunder shall be payable and performable at the offices of the Employer in Lubbock, Texas.  Executive represents to the Employer that Executive has not filed any charge or complaint, nor initiated any other proceedings, against the Employer or any of its employees or agents, with any governmental entity or court.

10. Injunctive Relief.  Notwithstanding any other term of this Waiver and Release, it is expressly agreed that a breach of this Waiver and Release may cause irreparable harm to the Employer and that a remedy at law may be inadequate. Therefore, in addition to any and all remedies available at law, the Employer will be entitled to seek injunctive and/or other equitable remedies in the event of any threatened or actual violation of any of the provisions of this Waiver and Release.

11. Entire Agreement.  The Employment Agreement (including all documents referenced therein) and this Waiver and Release comprise the entire agreement between the Parties pertaining to the matters encompassed therein and herein, and supersede any other agreement, written or oral, that may exist between them relating to the matters encompassed therein and herein, except that this Waiver and Release does not in any way supersede or alter the covenants contained in the Non-Competition, Non-Solicitation and Confidentiality Agreement included as Exhibit D to the Employment Agreement.

12. Severability.  If any provision of this Waiver and Release is found to be illegal or unenforceable, such finding shall not invalidate the remainder of this Waiver and Release, and that provision shall be deemed to be severed or modified to the minimum extent necessary to equitably adjust the Parties’ respective rights and obligations under this Waiver and Release.

13. Execution.  This Waiver and Release may be executed in multiple counterparts, each of which will be deemed an original for all purposes.  Facsimile copies of signatures to this Waiver and Release are as valid as original signatures.

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EXHIBIT C
EXECUTIVE’S SIGNATURE BELOW MEANS THAT EXECUTIVE HAS READ THIS WAIVER AND RELEASE AND AGREES AND CONSENTS TO ALL THE TERMS AND CONDITIONS CONTAINED HEREIN.

CITY BANK, TEXAS	EXECUTIVE

By:	Signature:

Its:	Print Name:

Dated:	Dated:

SOUTH PLAINS FINANCIAL, INC.:

Signature:

Its:

Date:

EXHIBIT D
CITY BANK, TEXAS
NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Non-Competition, Non-Solicitation and Confidentiality Agreement (this “Restrictive Covenants Agreement”) is made and entered into by City Bank, Texas and South Plains Financial Inc. (collectively, the “Employer”) and Cory Newsom (the “Executive”).  This Restrictive Covenants Agreement is Exhibit D to the Employment Agreement (the “Employment Agreement”) by and among the Employer and the Executive dated March 20, 2019 (the “Effective Date”) and is to be read in conjunction with the Employment Agreement.  In consideration of the mutual promises made herein, the parties hereto agree to the terms and conditions set forth below.

1. Definitions.  As used within this Restrictive Covenants Agreement, the following definitions shall apply:

(a) “Affiliates” means the Employer’s parents, subsidiaries, successors, assigns, and any other affiliated entities.

(b) “Competitive Business” means any Person, and any parent, subsidiary, or affiliate of any Person, that engages in the banking and financial services business, which includes, without limitation, consumer savings, commercial banking, the savings and the loan business and mortgage lending.

(c) “Confidential Information” means information of any kind, nature, or description, that (i) relates to the Employer’s business or the business of Affiliates, (ii) provides the Employer or Affiliates economic value or any business advantage, (iii) is not generally known to the public, and (iv) is learned or developed by the Executive as a direct or indirect result of, or during the course of, the Executive’s employment with the Employer.  Confidential Information includes, but is not limited to, the Employer’s trade secrets, Affiliates’ trade secrets, and intellectual property and may also relate to, without limitation:  any customer; business, merchandise, or marketing procedures, processes, and services; hardware; software; research; marketing; developments; products; product lines; design; purchasing; finances and financial affairs; accounting; merchandising; selling; engineering; employees; training; business practices; acquisitions; potential acquisitions; customer lists; customer contact lists; vendor lists; supplier lists; pricing; pricing agreements; merchandise resources; supply resources; service resources; system designs; procedures or manuals; policies; the prices the Employer or Affiliates obtain or have obtained or at which they sell or have sold their services or products; or the name of the Employer’s or Affiliates’ personnel and those to whom the personnel report.

(d) “Person” means an individual, a corporation, a bank, a limited liability company, an association, a partnership, an estate, a trust, or any other entity or organization.

(e) “Restricted Customer” means those Persons with which the Employer has contracted or to which the Employer has sold or provided products or services to at any time during the one year during and immediately prior to the Executive’s last day of employment, and with respect to which the Executive has participated in any efforts related to the provision of goods or services, had contact with or supervised employees who had contact with, or received Confidential Information about within the one year immediately prior to the Executive’s last day of employment.

EXHIBIT D
(f) “Restricted Period” means the period during the Executive’s employment with the Employer and the two-year period immediately following the Executive’s employment with the Employer being terminated.

2. Covenants of the Employer and the Executive.

(a) Covenants of the Employer.  The Executive acknowledges that the Employer, on an ongoing basis, receives, creates, and maintains highly confidential third-party and proprietary information.  As a result of the employment relationship that is continued because of this Restrictive Covenants Agreement, upon the full execution hereof, the Employer will provide the Executive with (i) Confidential Information and access to such information, (ii) specialized training, including self-study materials and course work, classroom training, on-line training, on-the-job training, or instruction as to the Employer’s products, services, operations, and methods of protecting Confidential Information, and/or (iii) goodwill support such as expense reimbursements in accordance with the Employer’s policies, Confidential Information related to the Employer’s current and prospective clients, customers, and business associates, or contact and relationships with current and potential clients, customers, and business associates, to help the Executive develop goodwill for the Employer.  The foregoing is not contingent upon continued employment of the Executive for any length of time, but is contingent upon the Executive’s full compliance with the restrictions in Sections 2 and 3 of this Restrictive Covenants Agreement.

(b) Covenants of the Executive.  The Executive agrees not to use or disclose any Confidential Information other than in the course of the Executive’s employment and for the benefit of the Employer (as determined by the Executive in good faith).  Notwithstanding the foregoing, nothing in this Restrictive Covenants Agreement prohibits the Executive from communicating with an appropriate governmental agency or entity regarding a possible violation of federal law or regulation or making disclosures that are protected under any whistleblower provisions of law or regulation.  Importantly, the Executive is encouraged to communicate any such concerns directly with the Employer.

(c) Settlement of Rights.  The Executive agrees that (i) all goodwill developed with the Employer’s clients, customers, and other business contacts by the Executive during past employment with the Employer are the exclusive property of the Employer, and (ii) the Confidential Information and specialized training received by the Executive during any past employment with the Employer will be used only for the benefit of the Employer.

(d) Goodwill with Customers.  The Executive acknowledges that the Employer and the Affiliates have lasting relationships with their customers and own the goodwill in the Executive’s relationships with customers that the Executive will or has developed or maintained in the course and scope of the Executive’s employment with the Employer.  If the Executive owned goodwill in a relationship with a customer when the Executive commenced employment with the Employer, then the Executive hereby assigns any and all such goodwill to the Employer, and the Employer shall become the owner of such goodwill.

(e) The Employer’s Property.  All documents and things provided to the Executive by the Employer or its Affiliates for use in connection with the Executive’s employment, or created by the Executive in the course and scope of the Executive’s employment with the Employer, are the property of the Employer or its Affiliates and shall be held by the Executive as a fiduciary on behalf of the Employer.  Upon termination of the Executive’s employment, the Executive shall surrender to the Employer all such documents and things, including, but not limited to, all Confidential Information, together with all copies, reproductions or electronic versions of any kind to the extent that such copies, reproductions or versions contain Confidential Information.

EXHIBIT D
(f) Duty of Loyalty.  The Executive agrees that nothing in this Restrictive Covenants Agreement shall limit, in any way, the fiduciary duties that the Executive owes to the Employer under any applicable law.

3. Non-Competition and Non-Solicitation.  The Executive agrees that the following covenants are reasonable and necessary agreements for the protection of the business interests covered in Section 2 of this Restrictive Covenants Agreement.

(a) Non-Competition.  The Executive agrees that during the Restricted Period, regardless of the reason for termination of employment, the Executive shall not, directly or indirectly, be employed by, supervise, assist, perform services, work, or otherwise engage in activities for a Competitive Business in any capacity within fifty (50) miles of any location where the Employer or Affiliates are located, which the parties stipulate is a reasonable geographic area because of the scope of the Employer’s operations and the Executive’s employment with the Employer.  The Executive may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b) Non-Solicitation of Restricted Customers.  The Executive agrees that during the Restricted Period, regardless of the reason for termination of employment, the Executive shall not, on behalf of a Competitive Business, directly or indirectly solicit, cause to be solicited, sell to, contact, supervise, assist, or otherwise be involved with the solicitation of, or do or otherwise attempt to do business with a Restricted Customer.  This paragraph is geographically limited to wherever any Restricted Customer can be found or is available for solicitation, which the parties stipulate is a reasonable geographic area because of the scope of the Employer’s operations and the Executive’s employment with the Employer.  The Executive may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(c) Non-Solicitation of Employees and Contractors.  The Executive agrees that during the Restricted Period, regardless of the reason for termination of employment, the Executive shall not directly or indirectly solicit, cause to be solicited, assist, or otherwise be involved with the solicitation of, any employee, contractor or other person to terminate that person’s employment, contract or relationship with the Employer or to breach that person’s employment agreement or contract with the Employer.  Further, the Executive agrees that during the Restricted Period, regardless of the reason for termination of employment, the Executive will not, directly or indirectly, hire, recruit, solicit, or participate or assist any person or entity in hiring, recruiting or soliciting, any individual who was an employee or contractor of the Employer at any time within the last twelve (12) months of the Executive’s employment with the Employer.

EXHIBIT D
(d) Early Resolution Conference.  This Restrictive Covenants Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis.  However, should the Executive later challenge any provision as unclear, unenforceable, or inapplicable to any activity in which the Executive intends to engage, the Executive will first notify the Employer in writing and meet with the Employer’s representative and a neutral mediator (if the Employer elects to retain one at its expense) to discuss resolution of any disputes between the parties.  The Executive will provide this notification at least fourteen (14) days before the Executive engages in any activity on behalf of a Competitive Business or engages in other activity that could foreseeably fall within a questioned restriction.  The Executive agrees that during the term of the restrictions in Sections 3(a), 3(b) and 3(c) of this Restrictive Covenants Agreement, the Executive shall promptly inform the Employer in writing of the identity of any new employer, the job title of the Executive’s new position, and a description of any services to be rendered to that employer; and, if the new employer is a Competitive Business, will communicate the Executive’s obligations under this Restrictive Covenants Agreement to each new employer, which shall include providing each new employer with a copy of this Restrictive Covenants Agreement.

4. Survival/Enforcement of Restrictive Covenants.

(a) Survival of Covenants.  Each restriction set forth in Sections 2 and 3 of this Restrictive Covenants Agreement shall survive the termination of the Executive’s employment with the Employer to the extent expressly set forth in this Agreement.  The existence of any claim or cause of action of the Executive against the Employer, whether predicated on this Restrictive Covenants Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any covenant contained in this Restrictive Covenants Agreement.  In the event an enforcement remedy is sought under Sections 3(a), 3(b) or 3(c) of this Restrictive Covenants Agreement, the periods of time provided in those Sections shall be extended by one day for each day the Executive failed to comply with the restriction at issue, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(b) Remedies.  In the event of breach or threatened breach by the Executive of any provision of Sections 2 or 3 of this Restrictive Covenants Agreement, the Employer shall be entitled to (i) seek injunctive relief by temporary restraining order, temporary injunction, or permanent injunction, and (ii) any other legal and equitable relief to which the Employer may be entitled, including without limitation any and all monetary costs and damages which the Employer may incur as a result of any such breach or threatened breach.  The Employer may pursue any remedy available, without limitation, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any  time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

5. General Provisions.  The general provisions contained in Section 8 of the Employment Agreement are incorporated herein by reference and shall apply equally to this Restrictive Covenants Agreement.

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ATTACHMENT 1

IN WITNESS WHEREOF, the parties hereto have duly executed this Restrictive Covenants Agreement effective as of the Effective Date.

CITY BANK, TEXAS		EXECUTIVE

By:	/s/ Curtis C. Griffith	Signature:	/s/ Cory T. Newsom

Its:	Chairman	Print Name:	Cory T. Newsom

Dated:	March 20, 2019	Dated:	March 20, 2019

SOUTH PLAINS FINANCIAL, INC.:

Signature:	Curtis C. Griffith

Its:	Chief Executive Officer

Date:	March 20, 2019